UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2018

PRAXSYN CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	333-130446	20-3191557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 Spectrum Blvd., Las Vegas, NV 89101
(Address of principal executive offices, including zip code)

(949) 777-6112
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 1, 2018, Mr. Greg Sundem resigned as Chief Executive Officer, President, and Chief Financial Officer of Praxsyn Corporation, a Nevada corporation (the “Company”). In addition, on the same date, Mr. Sundem also resigned from all officer positions of the Company’s subsidiaries. Mr. Sundem will remain a member of the Company’s board of directors, and its subsidiaries. The Company currently owes Mr. Sundem his unpaid wages and salary from September 16, 2017 thru September 1, 2018, totaling $219,025.22. In addition, Mr. Sundem has 8 unpaid promissory notes for past due wages from 2016, which are accruing interest at 18% per annum, with a total principal amount of $36,949.63. Mr. Sundem’s resignation was not due to any disagreement or matter relating to the Company’s operations, policies or practices.

On the same date as Mr. Sundem’s resignation, the board of directors appointed Frank Brady, 43, as the Chief Executive Officer, President, Chief Financial Officer, Secretary and Chairman of the Board of the Company. Mr. Brady was also appointed to fill all officer positions of the Company’s subsidiaries and has been appointed as a member of the Board of Directors of such companies. From 2013 to 2018, Mr. Brady worked in medical receivables financing including procuring the funding of individuals pre-settlement claims in personal injury cases and financing of medical providers. Mr. Brady received his bachelor’s degree in finance in 1995, and thereafter in 1997 earned his MBA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ Frank Brady
Frank Brady, Chief Executive Officer

Dated: September 7, 2018